Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-99740, Form S-8 No. 33-40365, Form S-8 No. 333-39162 and Form S-8 No. 333-155575) pertaining to the Power Control Technologies Inc. 1995 Stock Option Plan, the M & F Worldwide Corp. 1997 Stock Option Plan, and the M & F Worldwide Corp. 2000 Stock Option Plan, and the M & F Worldwide Corp. Outside Directors Deferred Compensation Plan of M & F Worldwide Corp. of our reports dated March 4, 2011, with respect to the consolidated financial statements and schedules of M & F Worldwide Corp. and the effectiveness of internal control over financial reporting of M & F Worldwide Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
New York, New York
March 4, 2011